Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

October 12, 2006

among

SITEL CORPORATION,

CLIENTLOGIC CORPORATION

and

STAGECOACH ACQUISITION CORPORATION

i

ii

iii

AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of October 12, 2006 among SITEL Corporation, a Minnesota corporation (the “Company”), ClientLogic Corporation, a Delaware corporation (“Parent”), and Stagecoach Acquisition Corporation, a Minnesota corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Sub with and into the Company on the terms and conditions set forth herein; and

     WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with such merger.

     NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

     Section 1.01 Definitions. (a) As used herein, the following terms have the following meanings:

     “Acquisition Proposal” means, other than with respect to the Merger, any offer, proposal or inquiry, whether in writing or otherwise, relating to, or any Third Party indication of interest in, (A) any acquisition, purchase or other similar transaction, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or over 20% of any class of equity or voting securities of the Company or any of its Subsidiaries (or Company Securities convertible or exchangeable into any such equity or voting securities) whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (B) any tender offer (including a self-tender offer), exchange offer or other similar transaction that, if consummated, would result in such Third Party’s beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries (or Company Securities convertible or exchangeable into any such equity or voting securities) whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company or (D) any other transaction the consummation of which would reasonably be expected to materially impede, interfere with, prevent or delay the Merger or that would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

     “ADA” shall mean the Americans with Disabilities Act.

     “ADEA” shall mean the Age Discrimination in Employment Act.

     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

     “Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise, whether domestic or foreign), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

     “Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Company Balance Sheet” means the consolidated balance sheet of the Company as of the Company Balance Sheet Date and the footnotes thereto set forth in the Company 10-K.

     “Company Balance Sheet Date” means December 31, 2005.

     “Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent prior to the execution and delivery of this Agreement.

     “Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Company or any of its Subsidiaries.

     “Company Material Adverse Effect” means (a) a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, except any such effect resulting from or arising in connection with (i)(A) changes generally affecting the outsourced contact center industry or (B) changes in general economic or business conditions or in financial markets in the United States or in the other financial markets (taken as a whole) in which the Company and its Subsidiaries operate, except, in each of clauses (A) and (B) to the extent such changes materially disproportionately affect the Company and its Subsidiaries, (ii) acts of war, armed hostilities, sabotage or terrorism, (iii) changes in Applicable Laws governing minimum employee wages, (iv) the public announcement, pendency or consummation of this Agreement or the acquisition contemplated hereby or (v) compliance with the terms and conditions of this Agreement (other than with respect to the obligation of the Company to obtain any consents or approvals hereunder), or (b) any effect which materially impairs the likelihood of the Company’s ability to consummate the Merger.

     “Company Specified Reports” means the Company 10-K, all other Company SEC Documents filed by the Company with the SEC after the filing date of the Company 10-K and prior to the date of this Agreement and the Draft 10-Qs.

     “Company Stock” means the common stock, $0.001 par value, of the Company.

     “Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005.

     “Contract” means any lease, license, contract, subcontract, indenture, note, option or other binding agreement, instrument or obligation, written or oral, to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound.

     “Debt Financing” means the financing contemplated by the Debt Commitment Letter.

     “Employee Plan” means each material “employee benefit plan”, as defined in Section 3(3) of ERISA, each material employment, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company, any Subsidiary of the Company or any ERISA Affiliate of the Company and covers any current or former employee, director or consultant of the Company or any of its Subsidiaries.

     “Environmental Laws” means any and all federal, state, local, domestic, international or foreign statutes, laws, regulations, rules, treaties, judicial decisions, judgments, decrees, governmental restrictions and common law principles that have as their principal purpose the protection of the environment, the regulation of the effect of the environment on human health or safety, the regulation of pollutants, contaminants, wastes or chemicals, or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials, or the recovery of money for damages to natural resources or the environment.

     “Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws and required for the business of the Company or any Subsidiary as currently conducted.

     “ERISA” means the Employee Retirement Income Security Act of 1974.

     “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

     “FLSA” shall mean the Fair Labor Standards Act.

     “FMLA” shall mean the Family and Medical Leave Act.

     “GAAP” means generally accepted accounting principles in the United States.

     “Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental authority, department, court, agency or official, including any political subdivision thereof, and any self regulated organization, including the New York Stock Exchange, applicable to the Company or its Subsidiaries.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     “Intellectual Property Right” means any trademark, service mark, trade name, domain name, patent, trade secret, copyright, database right, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar proprietary intellectual property right.

     “Knowledge of the Company” means the actual knowledge (after reasonable inquiry) of the Persons listed on Schedule 1.01 of the Company Disclosure Schedule.

     “Labor Laws” shall mean the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, ADEA, ADA, FMLA, WARN, the Occupational Safety and Health Act, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, FLSA and the Rehabilitation Act of 1973, and all regulations under such acts.

     “Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a Person (other than the Company or any of its Subsidiaries) and licensed or sublicensed to either the Company or any of its Subsidiaries.

     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, hypothecation, option, right of first refusal, easement, right of way, lease, sublease, license, sublicense, restriction on use, title defect, encroachment, encumbrance or other adverse claim or interest of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property.

     “Minnesota Law” means the Minnesota Business Corporation Act.

     “1933 Act” means the Securities Act of 1933.

     “1934 Act” means the Securities Exchange Act of 1934.

     “NLRB” shall mean the United States National Labor Relations Board.

     “Open Source Software” means any software made available under an open source license (such as Apache license or the General Public License), shareware, freeware code or other freely available software.

     “Parent Expenses” means all reasonable and documented out-of-pocket expenses (including all reasonable fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, proxy solicitors, exchange agents, experts and consultants to a party hereto) actually incurred by Parent or Merger Sub (or on behalf of Parent or Merger Sub) on or prior to the termination of this Agreement in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby and the financing thereof.

     “Parent Material Adverse Effect” means an effect which prevents or materially delays or materially impairs Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and any rules or regulations promulgated thereunder.

     “SEC” means the Securities and Exchange Commission.

     “Significant Subsidiary” means any Subsidiary that constitutes a “significant subsidiary” of such Person within the meaning of Rule 1-02(w) of Regulation S-X of the 1934 Act.

     “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

     “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal for at least a majority of the shares of Company Stock then outstanding on terms that the Board of Directors of the Company determines in good faith by a majority vote (excluding any members of the Board of Directors that are not independent of the Third Party making such Acquisition Proposal), after considering the advice of the Company’s outside legal counsel and a financial advisor of nationally recognized reputation, and after taking into account all terms and conditions of such Acquisition Proposal, including all legal, financial, regulatory, timing and other aspects of the Acquisition Proposal and the Third Party making such Acquisition Proposal (including the conditions precedent to (or other conditionality in respect of) consummation of such Acquisition Proposal relative to those required pursuant to this Agreement), are more favorable from a financial point of view to the Company’s stockholders than the Merger and other transactions contemplated by this Agreement.

     “Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than the Parent or any of its Affiliates.

     “U.S. Employee Plan” means an Employee Plan that is subject to the laws of the United States or that covers employees, directors or consultants working in the United States.

      “WARN” shall mean the United States Worker Adjustment and Retraining Notification Act.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.03
Agreement	Preamble
Alternative Transaction	11.04
Certificates	2.03
Clause D Proposal	10.01
Closing	2.01
Company	Preamble
Company Board Recommendation	4.02
Company Disclosure Documents	4.09
Company Employee	7.02
Company Material Contract	4.21
Company Option Plan	2.05
Company Proxy Statement	4.09
Company SEC Documents	4.07
Company Securities	4.05
Company Stockholder Approval	4.02
Company Stockholder Meeting	6.02
Company Stock Option	2.05
Company Subsidiary Securities	4.06
Confidentiality Agreement	6.04
Debt Commitment Letter	5.07
Disclosed Liabilities	5.07
Draft 10-Qs	4.07
Effective Time	2.01
End Date	10.01
Exchange Agent	2.03
Indemnified Person	7.01
Internal Controls	4.07
Material Insurance Policy	4.22
Merger	2.01
Merger Consideration	2.02
Merger Sub	Preamble
Multiemployer Plan	4.16
Parent	Preamble
Payment Event	11.04
Permitted Liens	4.24
Real Estate	4.24
Stock Unit	2.06
Surviving Corporation	2.01
Tax	4.15
Taxing Authority	4.15
Tax Return	4.15
Termination Fee	11.04

Term	Section
Uncertificated Shares	2.03

     Section 1.02 Other Definitional and Interpretive Provisions. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified in accordance with the terms hereof and thereof; provided that with respect to any agreement, instrument or other document listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule; (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns; (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement; and (e) “writing”, “written” and comparable terms shall be construed to refer to writing, printing, typing and other means (including electronic and computer means) of reproducing information in a visible form.

ARTICLE 2

THE MERGER

     Section 2.01 The Merger.

      (a) At the Effective Time, Merger Sub shall be merged (the “Merger”) with and into the Company in accordance with Minnesota Law, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

      (b) Subject to the provisions of Article 10, the closing of the Merger (the “Closing”) shall take place at the offices of Mayer, Brown, Rowe & Maw LLP, 1675 Broadway, New York, New York, 10019, as soon as practicable, but in no event later than 10:00 a.m. New York City time on the second Business Day after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree. At the Closing, the Company and Merger Sub shall file articles of merger with the Minnesota Secretary of State. The Merger shall become effective at such time (the “Effective Time”) as the articles of merger are duly filed with the Minnesota Secretary of State (or at such later time as is established by Parent and the Company and set forth in the articles of merger).

      (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and immunities and be subject to all of the duties and liabilities,

restrictions and disabilities of the Company and Merger Sub, all as provided under Minnesota Law.

     Section 2.02 Conversion of Shares. At the Effective Time,

      (a) except as otherwise provided in Section 2.04, each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $[4.05] in cash, without interest (the “Merger Consideration”);

      (b) each share of Company Stock held by any Subsidiary of the Company or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

      (c) each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     Section 2.03 Surrender and Payment.

      (a) Prior to the Effective Time, Parent shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging the (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”), in each case, for the aggregate Merger Consideration payable to each holder of shares of Company Stock. At the Effective Time, Parent shall make available to the Exchange Agent the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Not later than two Business Days after the date of Closing, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

      (b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by such Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

      (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

      (d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

      (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

      (f) Notwithstanding anything herein to the contrary, amounts payable in respect of Stock Units pursuant to Section 2.06 shall be paid pursuant to such Section and not pursuant to this Section 2.03, and no deposit shall be made (or required to be made) with the Exchange Agent by the Company or Parent pursuant to this Section 2.03 in respect of any such payment pursuant to Section 2.06. In addition, the procedures of this Section 2.03 in respect of holders of shares of Company Stock shall not apply to the extent of such holders’ Stock Units.

     Section 2.04 Dissenting Shares. Notwithstanding Section 2.02, shares of Company Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly exercised dissenter’s rights with respect to such shares and becomes entitled to obtain payment for the value of such shares of Company Stock in accordance with Minnesota Law shall not be converted into a right to receive the Merger Consideration, unless such holder subsequently withdraws a demand for payment, fails to comply fully with the requirements of Minnesota Law or otherwise fails to establish the right of such holder to be paid the value of such holder’s shares under Minnesota Law. Parent shall cause the Company to make all payments to holders of shares of Company Stock with respect to such demands in accordance with Minnesota Law and Parent and the Surviving Corporation may direct the Exchange Agent to pay any such amount from funds deposited with the Exchange Agent pursuant to Section 2.03. If, after the Effective Time, such holder subsequently withdraws a demand for payment, fails to comply fully with the requirements of Minnesota Law or otherwise fails to establish the right of such holder to be paid the value of such holder’s shares under Minnesota Law, such shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration.

The Company shall give Parent prompt notice of any notice of intent to demand fair value for any shares of Company Stock, withdrawals of such notices or any other related instruments served pursuant to Minnesota Law and received by the Company, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, offer to settle or settle any such demands. Each holder of shares of Company Stock that, pursuant to the provisions of Section 320A.473 of Minnesota law, becomes entitled to payment of the value of dissenting shares will receive payment therefor after the value thereof has been agreed upon or finally determined pursuant to Minnesota Law. Any portion of the Merger Consideration deposited with the Exchange Agent that would have been payable with respect to such dissenting shares but was not paid from such deposited funds as set forth above will be returned to Parent.

     Section 2.05 Stock Options. At or immediately prior to the Effective Time, each option (a “Company Stock Option”) to purchase shares of Company Stock granted under the Stock Option Plan for Replacement of Existing Options, the Stock Option Plan for Replacement of EEBs, the 1995 Employee Stock Option Plan, the 1995 Non-Employee Directors Stock Option Plan, the 1999 Stock Incentive Plan or any other employee stock option or compensation plan or arrangement (each, a “Company Option Plan”) of the Company outstanding at the Effective Time, whether or not then vested or exercisable, shall be canceled, and Parent shall, or shall cause the Surviving Corporation to, pay each holder of any such option at or promptly after the Effective Time for each such option an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration per share of Company Stock over the applicable exercise price of such option by (ii) the number of shares of Company Stock such holder could have purchased (assuming full vesting of such option) had such holder exercised such option in full immediately prior to the Effective Time. Prior to the Effective Time, the Company shall use its reasonable best efforts to take all actions necessary under each such Company Option Plan and any agreement relating to each such Company Stock Option to effect the foregoing treatment of such option.

     Section 2.06 Deferred Units. At or immediately prior to the Effective Time, each unit based on Company Stock (a “Stock Unit”) credited under the 2001 Nonemployee Director Compensation Plan and granted under the 1999 Stock Incentive Plan outstanding at the Effective Time shall be canceled, and Parent shall, or shall cause the Surviving Corporation to, pay each holder of any such Stock Unit at or promptly after the Effective Time for each such Stock Unit an amount in cash equal to Merger Consideration per share of Company Stock. At the Effective Time, the Company shall terminate the 2001 Nonemployee Director Compensation Plan and any agreement relating to each such Stock Unit, and prior to the Effective Time shall use its reasonable best efforts to take all other actions necessary, to effect the foregoing treatment of such unit.

     Section 2.07 Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of

Company Stock, of a Company Stock Option or a Stock Unit in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

     Section 2.08 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

     Section 2.09 Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Stock shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period (but excluding any change that results from any exercise of Company Stock Options outstanding as of the date hereof to purchase shares of Company Stock granted under Company Option Plans), the Merger Consideration shall be appropriately adjusted; provided that, in the event of such adjustment, the aggregate amount of Merger Consideration payable pursuant to this Article 2 shall not be adjusted.

ARTICLE 3

THE SURVIVING CORPORATION

     Section 3.01 Articles of Incorporation. The articles of incorporation of the Merger Sub in effect at the Effective Time, attached hereto as Exhibit A, shall be the articles of incorporation of Surviving Corporation until amended in accordance with Applicable Law, except that Article I of Exhibit A shall be amended, effective as of the Effective Time, to provide that the name of Surviving Corporation immediately following the Effective Time shall be “SITEL Corporation”.

     Section 3.02 Bylaws. The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

     Section 3.03 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors and officers of Merger Sub immediately prior to the Effective Time shall become, as of and effective upon the Effective Time, the directors and officers, as the case may be, of the Surviving Corporation, and (ii) the directors and officers of the Company immediately prior to the Effective Time shall cease to be officers or directors, as the case may be, as of and effective upon, the Effective Time.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in the Company Specified Reports filed before the date of this Agreement and, except as set forth in the applicable section (or in any additional section where the applicability of such disclosure to such additional section is reasonably apparent on its face) of the Company Disclosure Schedule, the Company represents and warrants to Parent that:

     Section 4.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease or operate its assets and properties as they are now being owned, leased and operated and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore delivered to Parent true and complete copies of the articles of incorporation and bylaws of the Company as currently in effect.

     Section 4.02 Corporate Authorization.

      (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock (the “Company Stockholder Approval”) is the only vote of the holders of any Company Securities necessary in connection with the consummation of the Merger. This Agreement constitutes a valid and binding agreement of the Company, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and equitable principals.

      (b) At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously resolved (subject to Section 6.03) to recommend approval and adoption of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”).

     Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental

Authority other than (i) the filing of articles of merger with the Minnesota Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of Applicable Law in foreign jurisdictions governing antitrust or merger control matters, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 4.04 Non-Contravention and Consents. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) violate, contravene, breach or conflict with the articles of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, violate, contravene, breach or conflict with any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute (with or without notice or lapse of time, or both) a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss or diminution of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Contract or any license, franchise, permit, certificate, approval or other similar authorization or instrument affecting the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 4.05 Capitalization.

      (a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Stock. As of October 6, 2006, there were outstanding 74,400,631 shares of Company Stock and Company Stock Options to purchase an aggregate of 6,686,721 shares of Company Stock. All outstanding shares of Company Stock have been, and all shares of Company Stock that may be issued upon the exercise of outstanding Company Stock Options will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable.

      (b) Except as set forth in Section 4.05(a), for changes since October 6, 2006, resulting from the exercise of Company Stock Options outstanding on such date, and with respect to any outstanding rights under the Company’s Employee Stock Purchase Plan, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock, voting securities, securities convertible into or exchangeable for capital stock or voting securities of the Company or any options or other rights in respect of the foregoing (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

      (c) Schedule 4.05(c) of the Company Disclosure Schedule sets forth a list of all stockholders agreements, voting trusts and other agreements to which the Company is a party (or as to which the Company has Knowledge) relating to voting or disposition of any shares of the Company’s capital stock or granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the Board of Directors of the Company or any of its Subsidiaries.

      (d) No Subsidiary of the Company owns any shares of capital stock of the Company. Schedule 4.05(d) of the Company Disclosure Schedule contains a complete and correct list as of October 6, 2006, of (i) each outstanding Company Option Plan under which any outstanding Company Stock Options were granted, (ii) each outstanding Company Stock Option, the exercise price thereof, the date of grant thereof and the number of vested and unvested shares of Company Stock subject thereto and (iii) each outstanding Stock Unit.

     Section 4.06 Subsidiaries.

      (a) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease or operate its respective assets and properties as they are now being owned, leased and operated and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Significant Subsidiary of the Company and its jurisdiction of incorporation is identified in the Company 10-K. Other than the Subsidiaries of the Company or as set forth on Schedule 4.06(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible into or exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

      (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and all such capital stock, voting securities or ownership interests, as the case may be, have been duly authorized, validly issued and are fully paid and non-assessable (or equivalent). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

     Section 4.07 SEC Filings and the Sarbanes-Oxley Act.

      (a) The Company has delivered to Parent (i) the Company 10-K, (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 2004 and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2005 (the documents referred to in this Section 4.07(a), collectively, the “Company SEC Documents”); provided that, once the Company’s quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2006 and June 30, 2006 have been filed with the SEC, to the extent there is any material variation in such filed reports, as compared to the drafts of those reports delivered to Parent on October 9, 2006 (the “Draft 10-Qs”), such filed reports, to the extent of such material variation, will not be included in or constitute Company SEC Documents for purposes of this Agreement. The Company SEC Documents, together with all other reports, statements, schedules and registration statements filed with the SEC since December 31, 2005, comply as to form in all material respects with the applicable requirements of the 1933 Act, 1934 Act and Sarbanes-Oxley Act and, in each case, the rules and regulations promulgated thereunder and did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (including any financial statements or other documentation incorporated by reference therein). As of the date hereof, there are no material unresolved comments issued by the staff of the SEC with respect to any Company SEC Document, and the Company has no Knowledge of any ongoing or overtly threatened investigation or proposed review by the SEC with respect to the Company.

      (b) The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company has, in material compliance with Rule 13a-15 under the 1934 Act, (i) designed and established disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company (including the principal executive officer and the principal financial officer) by others within those entities, particularly during periods in which the periodic reports required under the 1934 Act are being prepared, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting, as defined in Rule 13a-15(f) under the 1934 Act (“Internal Controls”), which could adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls. All certifications of the Company’s principal executive officer and principal financial officer required by the Sarbanes-Oxley Act to be filed or submitted with the Company SEC Documents have been so filed or submitted.

     Section 4.08 Financial Statements. Except as disclosed in the Company 10-K, the audited consolidated financial statements of the Company and the consolidated unaudited interim financial statements of the Company included or incorporated by reference in the Company SEC Documents, as well as (to the extent not included as Company SEC Documents) the financial statements of the Company included in the Draft 10-Qs, fairly present in all material respects, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

     Section 4.09 Disclosure Documents. Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the proxy statement of the Company (the “Company Proxy Statement”) to be filed with the SEC in connection with the Merger and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act. None of the Company Disclosure Documents will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company by Parent or Merger Sub specifically for use therein.

     Section 4.10 Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

      (a) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate (and with or without notice or lapse of time or both), a Company Material Adverse Effect;

      (b) any action taken by the Company or any of its Subsidiaries from the Company Balance Sheet Date through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.01 (other than the actions described in clause (o) of Section 6.01); provided that, for purposes of this Section 4.10(b), the reference to the “date hereof” in clauses (d)(i) and (g) of Section 6.01 shall be deemed to refer to the Company Balance Sheet; or

     (c) any restatement of the financial statements of the Company or the notes thereto included in, or incorporated by reference into, the Company SEC Documents.

     Section 4.11 No Undisclosed Material Liabilities. There are no material liabilities (individually or in the aggregate) of the Company or any of its Subsidiaries of any kind other than:

     (a) liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto;

     (b) liabilities arising from matters that (i) are required to be disclosed pursuant to this Article 4 (other than this Section 4.11) and which are disclosed as so required, or (ii) are of a type or amount which is expressly not required to be disclosed pursuant to this Article 4 (other than this Section 4.11);

     (c) liabilities incurred in the ordinary course of business since the Company Balance Sheet Date; and

     (d) other undisclosed liabilities not to exceed $5,000,000 in the aggregate.

     Section 4.12 Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is and has been in compliance with all Applicable Laws, and no notice has been received by the Company or any of its Subsidiaries from any Governmental Authority since January 1, 2003 alleging that the Company or any of its Subsidiaries is or was in violation of any Applicable Law, in each case, except for violations that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 4.13 Litigation. There is no action, suit, investigation, proceeding or order pending against, or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries that would reasonably be expected to result in damages to the Company or its Subsidiaries in excess of $1,000,000 individually or $10,000,000 in the aggregate or that would prevent, enjoin, alter or materially delay the Merger. There are no unsatisfied judgments or settlements or decrees or orders (excluding decrees and orders of general applicability) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries in excess of $1,000,000 individually or $5,000,000 in the aggregate. As of the date of this Agreement, to the Knowledge of the Company, no officer or director of the Company is a defendant in any action or the subject of any investigation commenced by any Governmental Authority with respect to the performance of his or her duties as an officer and/or director of the Company.

     Section 4.14 Finders’ Fees. Except for Citigroup Global Markets Inc., there is no investment banker, broker, finder or similar intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

     Section 4.15 Taxes.

      (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

     (i) all Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed, or will be filed prior to or as of the Effective Time in accordance with all Applicable Laws, and all such Tax Returns are, or shall be at the time of filing, true and complete;

     (ii) the Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable through the Effective Time, or, where payment is not yet due and payable, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all such Taxes;

     (iii) (A) there are no claims, audits, actions, suits, proceedings or investigations now pending or, to the Company’s Knowledge, threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax asset, (B) no Tax Returns for the Company or any of its Subsidiaries have been or are currently being examined by any Taxing Authority, (C) no issues have been raised in any examination by any Taxing Authority with respect to the Company or any of its Subsidiaries which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined, (D) there are not now in force any waivers or agreements by the Company or any of its Subsidiaries for the extension of time for the assessment of any Tax, nor has any such waiver or agreement been requested by the Internal Revenue Service or any other Taxing Authority and (E) no claim has ever been made in writing by a Taxing Authority in a jurisdiction where tax returns by the Company and each of its Subsidiaries have not been filed that the Company or any of its Subsidiaries is or may be subject to taxation by such jurisdiction; and

     (iv) the Company and all of its Subsidiaries have paid or are withholding and will pay when due to the proper Taxing Authority all withholding amounts required to be withheld with respect to all Taxes, including sales and use Taxes and Taxes on income or benefits and Taxes for unemployment, health insurance, social security or other similar programs with respect to salary and other compensation of directors, officers and employees of the Company and its Subsidiaries.

      (b) During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

      (c) Neither the Company nor any of its Subsidiaries is or has been a party to any Tax sharing agreement with any corporation other than the Company and its Subsidiaries.

      (d) An interest in the Company is not a United States real property interest within the meaning of Treasury Regulation Section 1.897-1(c) and Section 897(c) of the Code.

      (e) “Tax” means (i) any tax, governmental fee, duty, levy, contribution or other like assessment (including social security payments and contributions to statutory health insurance schemes) or charge of any kind whatsoever (including, without limitation, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority, including social security authorities and health insurance entities (a “Taxing Authority”) responsible for the imposition of any such tax, and (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i), (A) under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign Tax law), or otherwise as a result of having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group for federal, state, local or foreign Tax purposes, and (B) as a successor by contract or otherwise as a result of being party to any agreement or any express or implied obligation to indemnify any other Person. “Tax Return” means any report, return, statement or form required to be supplied to any Taxing Authority with respect to Taxes.

     Section 4.16 Employee Benefit Plans.

      (a) Schedule 4.16(a) of the Company Disclosure Schedule contains a list identifying each U.S. and non-U.S. Employee Plan (other than those non-U.S. Employee Plans that are mandated by Applicable Law). Copies of each such U.S. Employee Plan (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan or trust.

      (b) Neither the Company nor any ERISA Affiliate of the Company nor any predecessor thereof sponsors, maintains or contributes to, has any liability or contingent liability to, or has in the past six years sponsored, maintained or contributed to, any “employee benefit plan” as defined in Section 3(3) of ERISA which is subject to Title IV of ERISA.

      (c) Neither the Company nor any ERISA Affiliate of the Company nor any predecessor thereof contributes to, or has in the past six years contributed to or had any liability or contingent liability to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

      (d) Each U.S. Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such U.S. Employee Plan. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each U.S. Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such U.S. Employee Plan. No events have occurred with respect to any U.S. Employee Plan that could reasonably be expected to result in payment or assessment by or against the Company of any material excise taxes under the Code.

      (e) None of the assets of any Employee Plan are invested in employer securities or employer real property.

      (f) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event, such as a termination of employment within a certain period of time thereafter) entitle any current or former employee, director or consultant of the Company or any of its Subsidiaries to any bonus, severance, retention, retirement, job security or other benefit, or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan or otherwise. There is no Contract, plan or arrangement covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

      (g) Each Employee Plan that is subject to Section 409A of the Code has been operated in good faith compliance, in all material respects, with Section 409A of the Code.

      (h) Neither the Company nor any of its Subsidiaries has any material liability under any U.S. Employee Plan in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

      (i) There is no action, suit, investigation, audit or proceeding pending against, or, to the knowledge of the Company, threatened against, any Employee Plan before any Governmental Authority that would reasonably be expected to result in any losses, costs, damages or other liabilities in excess of $5,000,000 in the aggregate.

      (j) Each Employee Plan that is subject to the laws of any jurisdiction outside of the United States or that covers employees or consultants residing or working outside of the United States has been maintained in compliance with its terms and with the requirements prescribed by Applicable Law (including any special provisions relating to qualified plans where such plan was intended so to qualify) and has been maintained in good standing under Applicable Law, except to the extent the failure to so maintain such Employee Plans would not reasonably be expected to result in any losses, costs, damages or other liabilities in excess of $5,000,000 in the aggregate.

      (k) There has been no act or omission, and there exists no circumstance, that would impair the ability of the Company and its Subsidiaries (or any successor thereto) to unilaterally amend or terminate any “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to the laws of the United States.

     Section 4.17 Intellectual Property.

      (a) Schedule 4.17(a) of the Company Disclosure Schedule lists all registrations and applications for registration included in the Company Intellectual Property Rights that are material to the ordinary course of business of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries own all such Company Intellectual Property Rights listed on such Schedule 4.17(a).

      (b) All Licensed Intellectual Property Rights that are material to the ordinary course conduct of the business of the Company and its Subsidiaries as currently conducted are listed in Schedule 4.17(b). The Company and its Subsidiaries hold valid licenses to use all Licensed Intellectual Property Rights listed on such Schedule 4.17(b). The Company or the applicable Subsidiary is either the owner of or otherwise has sufficient rights to all Intellectual Property Rights necessary to operate its business as presently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      (c) No Company Intellectual Property Right that is material to the ordinary course of business of the Company and its Subsidiaries as currently conducted is subject to (i) any outstanding judgment, injunction, order or decree that restricts the use thereof by the Company or any of its Subsidiaries or restricts the licensing thereof by the Company or any of its Subsidiaries to any Person, or (ii) any agreement which prevents or otherwise materially impairs the use thereof by the Company or any of its Subsidiaries or restricts the licensing thereof by the Company or any of its Subsidiaries to any Person.

      (d) There is no action, suit or proceeding pending against, or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries or, to their Knowledge, against any of their respective customers (i) challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Company Intellectual Property Rights, (ii) alleging that the Company or any of its Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person (other than the Company or any of its Subsidiaries) or (iii) alleging that any Person using the Company’s services, products or processes infringes or otherwise violates the Intellectual Property Rights of any Person (other than the Company or any of its Subsidiaries) that, in each of clauses (i), (ii) and (iii), would be reasonably likely, individually or in the aggregate, to result in a Company Material Adverse Effect.

      (e) [Intentionally Omitted];

      (f) [Intentionally Omitted];

      (g) To the Knowledge of the Company, none of the Company’s services, products or processes, or the use thereof, including any hardware, software or service obtained by Company or its Subsidiaries from supplier and then provided to a customer, infringes or otherwise violates the Intellectual Property Rights of any Person (other than the Company or any of its Subsidiaries), except to the extent any such infringement or violation would not reasonably be expected to result in a Company Material Adverse Effect.

      (h) To the Knowledge of the Company, no Person (other than the Company or any of its Subsidiaries) is infringing, violating, diluting, misusing or misappropriating any Company Intellectual Property Rights, and no written claims alleging any such infringement, violation, dilution, misuse or misappropriation have been made against any Person (other than the Company or any of its Subsidiaries) by the Company or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      (i) To the Knowledge of the Company, the Company and its Subsidiaries do not use or distribute any Open Source Software.

      (j) All Persons who have contributed to the development of Company Intellectual Property Rights have either (A) been a party to an enforceable “work for hire” arrangement or agreement according exclusive ownership of such Company Intellectual Property Rights to the Company, or (B) have executed an assignment granting exclusive ownership of such Company Intellectual Property Rights to the Company, in each case except as would not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect.

      (k) (i) The Company and its Subsidiaries have implemented steps which are known in the information systems industry to be best practices in the physical and electronic protection of information assets from unauthorized disclosure, use or modification and (ii) to the Knowledge of the Company, there have been no material breaches of security, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 4.18 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

      (a) no notice, notification, demand, request for information, citation, summons or order has been received, no penalty has been assessed, and no investigation, action, claim, suit or proceeding is pending or, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries that alleges a violation by the Company or any of its Subsidiaries of any Environmental Law, or that seeks to impose liability or recover damages pursuant to any Environmental Law; and

      (b) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits, and there are no liabilities of the Company or any of its Subsidiaries arising under or relating to any Environmental Law, and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liabilities.

     Section 4.19 Antitakeover Statutes and Rights Agreement.

      (a) The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 302A.673 of Minnesota Law, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions.

      (b) The Company has taken all action necessary to render the rights issued pursuant to the terms of the Company’s Rights Agreement dated August 21, 1998 inapplicable to the Merger, this Agreement and the transactions contemplated hereby. Except for the Company’s

Rights Agreement dated August 21, 1998, the Company is not party to any shareholder rights plan or similar agreement.

     Section 4.20 Opinion of Financial Advisor. The Company has received the opinion of Citigroup Global Markets Inc., financial advisor to the Company, to the effect that, the Merger Consideration is fair to the Company’s stockholders from a financial point of view. A copy of such opinion shall be made available to Parent for informational purposes only promptly following the execution of this Agreement.

     Section 4.21 Contracts and Customers.

      (a) For purposes of this Agreement, “Company Material Contract” shall mean any of the following Contracts:

     (i) any “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K under the 1933 Act and the 1934 Act) with respect to the Company or any of its Subsidiaries;

     (ii) [Intentionally Omitted];

     (iii) any Contract containing any covenant (A) limiting, or otherwise restricting, in any material respect, the ability of the Company or any of its Subsidiaries to engage in any line of business, to compete with any Person or to provide or acquire any goods or services to or from any Person or within any geographic area or (B) granting “most favored nation” pricing status to any Person, in each case other than those entered into in the ordinary course of business consistent with past practices, including customary preferred provider arrangements;

     (iv) any Contract (i) providing for the disposition or acquisition outside the ordinary course of business by the Company or any of its Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any business or any amount of assets that are material to the Company and its Subsidiaries, taken as a whole, or (ii) pursuant to which the Company or any of its Subsidiaries has any ownership interest in any other Person or other business enterprise other than other Subsidiaries of the Company or as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

     (v) any indentures, guarantees, loans or credit agreements, security agreements or mortgages, promissory notes or other Contracts evidencing the borrowing of money, extension of credit or other indebtedness, in each case, in excess of $500,000 (other than accounts receivables and trade payables arising in the ordinary course of business or those relating to intercompany indebtedness between the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries);

     (vi) any settlement agreement entered into within two years prior to the date of this Agreement pursuant to which the Company or any of its Subsidiaries or the other party thereto have unperformed obligations in excess of $500,000;

     (vii) any Contract that contains a change of control (or equivalent) provision for which Parent or the Surviving Corporation or any of its Subsidiaries would reasonably be expected to lose or otherwise forfeit any benefit of such Contract having a value of $3,000,000 or more, or would have increased obligations or liabilities under such Contract of $3,000,000 or more upon the consummation of the transactions contemplated hereby, exclusive of any such Contract that (x) is with any customer of the Company or any of is Subsidiaries, or (y) is cancelable or terminable by the Person (other than the Company or any of its Subsidiaries) party thereto upon 60 days notice (or less) without penalty or premium;

     (viii) any legal partnership or joint venture agreement to which the Company or any of its Subsidiaries is a party;

     (ix) [Intentionally Omitted];

     (x) any Contract to which the Company or any of its Subsidiaries are parties which resulted in (or is currently projected by the Company in its good faith judgment to result in) a cost or liability to the Company or any of its Subsidiaries in excess of $1,000,000 per annum which is not cancelable or terminable by the Company or such Subsidiary, as the case may be, upon no more than three months notice and without penalty or premium; and

     (xi) any lease (or series or group of related leases) requiring rental payments of $100,000 or more per month or $1,000,000 or more per year to which the Company or any of its Subsidiaries is a party, and any lease to which the Company or any of its Subsidiaries is a party that has a remaining lease term in excess of 36 months.

      (b) Schedule 4.21(b) of the Company Disclosure Schedule sets forth a list of all Company Material Contracts as of the date hereof.

      (c) Each Company Material Contract is valid and binding, in full force and effect and is enforceable by the Company or its Subsidiaries in accordance with its terms, except (i) to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles (whether considered in a proceeding in equity or at law), (ii) to the extent such Company Material Contract has been performed or has previously expired in accordance with its terms and (iii) for such failures to be valid and binding or in full force and effect that, when taken together with any other such Contracts suffering similar failures, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries and, to the Knowledge of the Company, each other party to the Company Material Contracts have performed in all material respects all respective obligations required to be performed by them to the date hereof under the Company Material Contracts and are not, and are not alleged in writing to be (with or without notice, the lapse of time or both), in breach thereof or default thereunder, and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Company Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material

Contract, except in each case, for those failures to perform, breaches, violations and defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      (d) Schedule 4.21(d) of the Company Disclosure Schedule sets forth (i) a list of all customers of the Company and its Subsidiaries that accounted for net revenues of $5,000,000 or more, in the aggregate, for fiscal year 2005, and (ii) a list of all customers of the Company and its Subsidiaries that accounted for net revenues of $2,500,000 or more, in the aggregate, for the first two fiscal quarters of fiscal year 2006.

     Section 4.22 Insurance. The Company and its Subsidiaries are covered by insurance policies issued in favor of the Company and/or its Subsidiaries by reputable insurance carriers (or pursuant to self-insurance programs) that cover such risks and are in such amounts as, in the Company’s Knowledge, are materially in accordance with customary industry practice for Persons engaged in similar businesses and of substantially similar size and geographic presence, and all such insurance policies which are material to the Company and its Subsidiaries, taken as a whole (a “Material Insurance Policy”), are in full force and effect. All Material Insurance Policies have been heretofore made available or delivered to Parent. As of the date hereof, to the Knowledge of the Company, since January 1, 2006, neither the Company or any of its Subsidiaries has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any Material Insurance Policy (other than in respect of ordinary course cancellation or similar notices received in connection with the stated expiry of any such Material Insurance Policy in accordance with its terms), (b) refusal of any material coverage existing under, or rejection of any material claim under, any Material Insurance Policy (other than letters received in the ordinary course whereby an insurance carrier reserves its rights under any insurance policy), or (c) material increase in the aggregate amount of the premiums payable in respect of the Material Insurance Policies. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no pending claim under or based upon any Material Insurance Policies of the Company or any of its Subsidiaries.

     Section 4.23 Labor Relations.

      (a) The Company and its Subsidiaries are in compliance with all Applicable Laws governing or concerning conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including the Labor Laws, except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect.

      (b) As of the date hereof, the employees of the Company and its Subsidiaries have not been, and currently are not, represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board, including the NLRB, or certified or voluntarily recognized by any other Governmental Authority and there is not (nor has there been within the last 12 months), to the Knowledge of the Company, any attempt to organize any employees of the Company or its Subsidiaries. During the past 12 months from the date hereof, there has not been, nor is there existent or, to the Knowledge of the Company, threatened as of the date hereof, any material strike, slowdown, lock outs, picketing, work stoppage or other material disputes by the employees of the Company or its Subsidiaries which would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

      (c) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other similar contract, arrangement or understanding with a labor union or other labor or employee organization.

     Section 4.24 Real Estate. Schedule 4.24 of the Company Disclosure Schedule contains a true and complete list as of the date of this Agreement of all real property with a value in excess of $100,000 owned by the Company and its Subsidiaries (the “Real Estate”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries has good title to all of the Real Estate free and clear of any Lien, except for Permitted Liens. For the purposes of this Section 4.24, “Permitted Liens” means (i) Liens disclosed in the Company Balance Sheet or notes thereto or securing liabilities reflected on the Company Balance Sheet or notes thereto, (ii) Liens for taxes, assessments and similar charges that are not yet due or are being contested in good faith, (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business that have been bonded over or that are not yet due and payable or are being contested in good faith and (iv) Liens incurred in the ordinary course of business since the Balance Sheet Date.

     Section 4.25 Company Expenses. In the Company’s good faith judgment, out-of-pocket costs, fees and expenses that are accrued and unpaid as of the date hereof by the Company and its Subsidiaries, either singularly or in the aggregate (including legal and advisory fees and expenses), in connection with sale of the Company, including the Merger and other transactions contemplated by this Agreement, do not exceed the amount set forth on Schedule 4.25 of the Company Disclosure Schedule.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Each of Parent and Merger Sub represents and warrants to the Company that:

     Section 5.01 Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease or operate its assets and properties as they are now being owned, leased and operated and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub has heretofore delivered to the Company true and complete copies of its certificate of incorporation and bylaws as currently in effect. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

     Section 5.02 Corporate Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby are within its corporate powers and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable principles.

     Section 5.03 Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of articles of merger with the Minnesota Secretary of State, (ii) compliance with any applicable requirements of the HSR Act and of Applicable Law in foreign jurisdictions governing antitrust or merger control matters, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     Section 5.04 Non-Contravention and Consents. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (i) violate, contravene, breach or conflict with the certificate or articles of incorporation or bylaws of Parent or Merger Sub, (ii) assuming compliance with the matters referred to in Section 5.03, violate, contravene, breach or conflict with any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute (with or without notice or lapse of time, or both) a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss or diminution of any benefit to which Parent or Merger Sub is entitled under any provision of any agreement or other instrument binding upon Parent or Merger Sub or (iv) result in the creation or imposition of any Lien on any asset of Parent or Merger Sub, with such exceptions, in the case of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     Section 5.05 Disclosure Documents. None of the information provided by Parent or Merger Sub relating to Parent or Merger Sub for inclusion in any Company Disclosure Document will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement.

     Section 5.06 Finders’ Fees. Except for Goldman, Sachs & Co., there is no investment banker, broker, finder or similar intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Sub who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     Section 5.07 Financing.

      (a) Parent has provided to the Company a true and complete copy of an executed commitment letter from Goldman, Sachs & Co. and General Electric Capital Corporation to provide debt financing in an aggregate amount of $745,000,000 (the “Debt Commitment Letter”). There are no conditions to the funding of the financings described in the Debt Commitment Letter other than the conditions precedent set forth in the Debt Commitment Letter delivered to the Company on the date hereof (the conditions so set forth, the “Disclosed Conditions”), and no Person (other than the Parent in the case of clause (ii) below) has any right to (i) impose, and Parent has no obligation to accept, any condition precedent to such funding other than the Disclosed Conditions or (ii) reduce the amounts of the financing commitments made in the Debt Commitment Letter (subject to the Disclosed Conditions).

      (b) As of the date of this Agreement, the Debt Commitment Letter is in full force and effect, in all material respects, and there has been no default, action or omission to act that would permit the termination or cancellation of the Debt Commitment Letter. There are no material conditions precedent or other contingencies related to the funding of the Debt Commitment Letter, other than as set forth in or contemplated by the Debt Commitment Letter.

      (c) The aggregate proceeds to Parent or Merger Sub contemplated by the Debt Commitment Letter will be sufficient to enable Parent or Merger Sub to acquire all shares of Company Stock pursuant to the Merger, to make all payments in respect of Company Stock Options and Stock Units pursuant to this Agreement, to repay or refinance debt as contemplated by the Debt Commitment Letter and to pay all fees and expenses related to this Agreement, the Debt Commitment Letter and the transactions contemplated hereby and thereby.

      (d) The audited consolidated financial statements of Parent and the consolidated unaudited interim financial statements dated December 31, 2005 and the related audited statements of income and cash flow for the year ended December 31, 2005 and the unaudited interim consolidated balance sheet as of September 30, 2006 and the related unaudited statements of income and cash flow for the 9 months ended September 30, 2006 of Parent and its Subsidiaries, fairly present in all material respects, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

ARTICLE 6

COVENANTS OF THE COMPANY

     The Company agrees that:

     Section 6.01 Conduct of the Company. From the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course, consistent with past practices, and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties, to comply in all material respects with all

Applicable Laws and the requirements of all Company Material Contracts and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, except with the prior written consent of Parent or as contemplated by this Agreement or as set forth in the Company Disclosure Schedule, from the date hereof until the Effective Time the Company shall not, and shall not permit any of its Subsidiaries to:

      (a) amend its articles of incorporation or bylaws, except as provided in this Agreement, or amend any material term of (or relating to) any outstanding Company Security;

      (b) declare, set aside or pay any dividend or other distribution with respect to any share of its capital stock (whether in cash, property or otherwise), other than dividends and other distributions paid by any Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company;

      (c) (i) repurchase, redeem or otherwise acquire any shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries, or (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or any of its securities;

      (d) issue, deliver, pledge, sell or otherwise transfer or encumber any shares of capital stock, or any securities convertible into shares of capital stock, or any rights, warrants or options to acquire any shares of capital stock, other than (i) issuances of Company Stock pursuant to stock-based awards or options that are outstanding on the date hereof or are granted in accordance with the following clause (ii), and (ii) additional options or stock-based awards to acquire shares of Company Stock granted under the terms of the Company’s stock plans as in effect on the date hereof in the ordinary course of business; provided, that the number of shares of Common Stock issued pursuant to this clause (ii) between the date of this Agreement and the Closing shall not exceed 10,000, exclusive of shares issued under or in connection with the Company’s 1999 Stock Incentive Plan;

      (e) acquire any business, whether by way of merger, consolidation or acquisition of stock or assets, except (i) pursuant to existing Contracts or commitments that are disclosed on Schedule 6.01(e) of the Company Disclosure Schedule or (ii) in the ordinary course of business and in an amount not to exceed $1,000,000;

      (f) sell, lease, license, pledge, subject to any Lien or otherwise dispose of any Subsidiary or all or substantially all of the assets, securities or property of any Subsidiary except (i) pursuant to existing Contracts or commitments that are disclosed on Schedule 6.01(f) of the Company Disclosure Schedule, or (ii) in the ordinary course of business consistent with past practices and in an amount not to exceed $1,000,000 in the aggregate;

      (g) incur or assume any indebtedness for borrowed money, guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities or guarantee any debt securities, other than any indebtedness incurred in the ordinary course of business consistent with past practices under or as permitted pursuant to the credit facilities of the Company or any of its Subsidiaries existing (and as in effect) on the date hereof or incurred between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

      (h) except as required by Applicable Law, the terms of this Agreement or the terms of any existing Employee Plan disclosed on Schedule 4.16(a) of the Company Disclosure Schedule, or in the ordinary course of business consistent with past practices, (i) grant any severance or termination pay to (or amend any existing arrangement with) any current or former director or officer of the Company or any of its Subsidiaries or any “Company Employee” (defined below in Section 7.02), (ii) establish, adopt, enter into, terminate or amend any employment, severance, incentive, bonus, commission, deferred compensation or similar agreement or benefit plan, including any Employee Plan or collective bargaining agreement with or covering any current or former director or officer of the Company or any of its Subsidiaries or any Company Employee, (iii) hire any new employee with a base salary for such employee in excess of $125,000 or (iv) except as required in accordance with the contractual terms in effect as of the date hereof (if any), increase or accelerate the payment or vesting of the compensation, bonus or other benefits payable to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, in each case, other than in the ordinary course of business;

      (i) (i) make, revoke or amend any material Tax election, change any material method of Tax accounting or material Tax procedure or practice or settle or compromise any material claim relating to Taxes if such action shall be binding on the Company, any of its Subsidiaries, or Parent after the Effective Time or (ii) waive or extend the statute of limitations in respect of any Taxes;

      (j) adopt any change, other than as required by GAAP or Regulation S-X under the 1934 Act, in its accounting methods, principles, policies, procedures or practices;

      (k) enter into any joint venture, partnership or other similar arrangement;

      (l) settle any pending or threatened litigation, except for settlements involving the payment of money (and not any equitable relief) which would not, individually or in the aggregate, exceed $1,000,000;

      (m) make any loan, advance or capital contribution to or investment in any Person, other than loans, advances or capital contributions to or investments in a wholly-owned Subsidiary of the Company and advances to employees for business expenses in the ordinary course;

      (n) cancel any material debts owed to, or waive any material claims or rights held by, the Company or any of its Subsidiaries that involve Third Parties or non-wholly owned Subsidiaries and have a value, individually or in the aggregate, in excess of $1,000,000 (other than debts, claims and rights between the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries);

      (o) (i) enter into any Contracts other than in the ordinary course of business consistent with past practices, which exceed $1,000,000 individually or $5,000,000 in the aggregate, exclusive of those contemplated by this Agreement, (ii) amend or modify any

Company Material Contract, or waive, release, assign or transfer any of its material rights or claims thereunder, in each case, in a manner materially adverse to the Company and its Subsidiaries, taken as a whole, or (iii) enter into any Contract of the type described in Section 4.21(a)(iii) or, other than in the ordinary course of business consistent with historic practices, Section 4.21(a)(x); or

     (p) agree or commit to do any of the foregoing.

     Section 6.02 Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 6.03(b), the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company’s stockholders. In connection with such meeting, the Company shall (i) (A) promptly, in consultation with Parent, prepare and file the Company Proxy Statement with the SEC, (B) notify Parent promptly following the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Company Proxy Statement or for any additional information and shall consult with Parent regarding, and supply Parent with copies of, all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Company Proxy Statement, (C) as promptly as practicable after comments are received from the SEC in respect of the Company Proxy Statement, in consultation with Parent, prepare and file any required amendments to the Company Proxy Statement and the definitive Company Proxy Statement with the SEC and (D) use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) use its reasonable best efforts to obtain the Company Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting.

     Section 6.03 No Solicitation; Other Offers.

      (a) Subject to Section 6.03(b), neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into, continue or participate in any discussions or negotiations with, furnish any nonpublic information relating to the Company or any of its Subsidiaries to, or assist, facilitate, participate in or encourage any effort by, any Third Party that is seeking to make, has indicated an interest or intention in making, or has made, an Acquisition Proposal, (iii) recommend an Acquisition Proposal or fail to make, withdraw or modify in a manner adverse to Parent or Merger Sub the Company Board Recommendation (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”) or (iv) enter into any (or amend or modify any existing) agreement in principle, letter of intent, term sheet, confidentiality agreement, acquisition agreement or other similar agreement or instrument (whether or not binding) relating to an Acquisition Proposal.

      (b) Notwithstanding the foregoing, but subject to Section 6.03(c) below, the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries,

may at any time prior to the Company Stockholder Meeting (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 6.03(a), has made a bona fide Acquisition Proposal that the Board of Directors of the Company, acting in good faith (after consultation with the Company’s outside legal advisor and financial advisor) has determined to be, or reasonably believes could be expected to lead to, a Superior Proposal and (ii) thereafter furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to an appropriate confidentiality agreement and (iii) following receipt of such Superior Proposal, make an Adverse Recommendation Change but, in each case referred to in the foregoing clauses (i) through (iii), only if the Board of Directors of the Company determines in good faith by a majority vote (exclusive of any members of the Board of Directors that are not independent of the Third Parties making such Superior Proposal), after considering advice from outside legal counsel to the Company and the financial advisor to the Company, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law. The Company shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted on or prior to the date hereof with respect to any Acquisition Proposal.

      (c) The Board of Directors of the Company shall not take any of the actions referred to in clauses (i), (ii) and (iii) of Section 6.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, which written notice shall state the material terms and conditions of the applicable Superior Proposal. The parties hereto agree that, in the event any such written notice is delivered pursuant hereto, before the Board of Directors takes any action referred to in clause (iii) of Section 6.03(b), Parent shall be provided with three Business Days from the date of delivery of such notice to make adjustments to the terms and conditions of this Agreement, and the Company shall negotiate in good faith with respect thereto. In addition, the Company shall notify Parent as promptly as reasonably practicable, and use its reasonable best efforts to provide such notice with one Business Day, following receipt by the Company (or any of its advisors) of any Acquisition Proposal or any written request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that indicates it may be considering making, or has made, an Acquisition Proposal (including the identity of such Third Party and the material terms and conditions of any such Acquisition Proposal, indication or request). The Company shall keep Parent reasonably informed, on a current basis, of the status and material details of any such Acquisition Proposal, indication or request (and any modification or amendment thereof), including of any meeting of its Board of Directors (or any committee thereof) at which its Board of Directors (or such committee) is reasonably expected to consider any Acquisition Proposal.

      (d) Notwithstanding the foregoing, after prior written notice to Parent, the Board of Directors of the Company shall be permitted to take any action necessary to comply with Rule 14d-9 or Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal and to make any disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors of the Company, after considering the advice of outside counsel, failure so to disclose would be inconsistent with its obligations under Applicable Law; provided, however, that the fact that a disclosure or other action may be deemed permissible by virtue of this sentence does not in and of itself mean that any such disclosure or other action constitutes an Adverse Recommendation Change.

      (e) The Company shall not take any action to exempt any Person from the restrictions on “business combinations” contained in Section 302A.673 of Minnesota Law (or any similar provisions) or otherwise cause such restrictions not to apply unless such actions are taken simultaneously with a termination of this Agreement in accordance with Section 10.01(c)(i) and (ii) or Section 10.01(d).

     Section 6.04 Access to Information, etc. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement dated as of December 19, 2005, between the Company and Parent (the “Confidentiality Agreement”) and Section 8.06 of this Agreement, the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access, subject to Parent’s and the Company’s compliance with Applicable Law, to the offices, properties, books and records of the Company and the Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with all reasonable requests of Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section shall be conducted during normal business hours in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. In addition, the Company will reasonably cooperate with Parent and Merger Sub in connection with obtaining the Debt Financing, including participation in rating agency presentations and obtaining payoff letters, lien releases and similar instruments and certificates in respect of the Company’s existing debt, as may be reasonably required in connection with obtaining the Debt Financing.

     Section 6.05 New York Stock Exchange and SEC Filings.

      (a) The Company shall use reasonable best efforts to cause the continued trading and listing of the Company Stock on the New York Stock Exchange during the term of this Agreement; and

      (b) The Company shall file with the SEC its quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2006 in a form compliant with, and within the time period required by, the applicable rules and regulations of the SEC. Notwithstanding anything contained herein to the contrary, the parties hereto agree that the failure to file such quarterly report in a form compliant in all material respects with the applicable rules and regulations of the SEC prior to December 8, 2006 shall constitute a material breach of this clause (b) for purposes of Sections 9.02(a) and 10.01(c)(iii).

     Section 6.06 Stockholder Litigation. The Company shall give Parent prompt notice of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and shall provide Parent with the opportunity to participate in the defense of any such litigation. The Company shall consult with Parent before making any payment or settlement offer prior to the Effective Time with respect to any such litigation.

ARTICLE 7

COVENANTS OF PARENT AND MERGER SUB

     Parent and Merger Sub agree that:

     Section 7.01 Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

      (a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time (including acts or omissions in connection with this Agreement and the consummation of the transactions contemplated hereby) to the fullest extent permitted by Minnesota Law or any other Applicable Law or provided under the Company’s articles of incorporation and bylaws in effect immediately prior to the Effective Time; provided that such indemnification shall be subject to any limitation imposed by such articles or bylaws (as in effect immediately prior to the Effective Time) or from time to time by Applicable Law.

      (b) For six years after the Effective Time, the Surviving Corporation shall provide each Indemnified Person with “tail” insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount not materially less favorable than those of such policy in effect on the date hereof; provided that if such a policy cannot reasonably be procured for an annual premium of 300% of the premium paid by the Company in respect of the current year as of the date of this Agreement, then the Surviving Corporation shall provide insurance with the greatest coverage and amount reasonably procurable for such a premium. Without limiting the generality of foregoing (and notwithstanding any other provision of this Agreement), prior to the Effective Time and with the prior consent of Parent, the Company shall be entitled to obtain prepaid insurance policies providing for the coverage contemplated by this Section. If such prepaid policies are obtained prior to the Effective Time, Parent shall not cancel such policies or permit such policies to be canceled.

      (c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made prior to such transaction so that the successors and assigns of Parent, Merger Sub or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.01.

      (d) The articles of incorporation and bylaws of the Surviving Corporation shall include provisions for exculpation of director and officer liability and indemnification on the same basis as set forth in the Company’s articles of incorporation and bylaws in effect immediately prior to the Effective Time. For six years after the Effective Time, the Surviving Corporation shall maintain in effect the provisions in its articles of incorporation and bylaws providing for indemnification of Indemnified Persons with respect to the facts or circumstances occurring at or prior to the Effective Time to the fullest extent permitted from time to time under Minnesota Law, which provisions shall not be amended except as required by changes in Applicable Law or except to make changes permitted by Applicable Law that would enlarge the scope of the Indemnified Persons’ indemnification rights thereunder.

      (e) The Surviving Corporation shall pay all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and other obligations provided for in this Section 7.01; provided, that such Indemnified Person shall undertake in writing to reimburse the Surviving Corporation for all amounts paid by Surviving Corporation if a court of competent jurisdiction determines by a final, nonappealable order, that such Indemnified Person is not entitled to indemnification.

      (f) The rights of each Indemnified Person under this Section 7.01 shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, under Minnesota Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. All such rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person against the Surviving Corporation.

     Section 7.02 Employee Benefits.

      (a) Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation) to, provide each employee of the Company or any of its Subsidiaries (each, a “Company Employee” and together, the “Company Employees”) with base salary or wage rates, an annual cash bonus opportunity and employee benefits (other than benefits of the type described in clause (e) below) that are no less than those provided by Parent or its Subsidiaries to other similarly tenured and positioned employees of Parent and such Subsidiaries from time to time.

      (b) For six months following the Effective Time, Parent shall provide those Company Employees identified in or described on Schedule 7.02(b) of the Company Disclosure Schedule who are employed in the United States with severance payments and benefits that are no less favorable than those set forth on such Schedule 7.02(b).

      (c) [Intentionally Omitted];

      (d) Each Company Employee will receive service credit for all periods of employment with the Company or any of its Subsidiaries or any predecessor thereof prior to the Effective Time for purposes of vesting, eligibility and benefit levels under any employee benefit plan in which such employee participates after the Effective Time, to the extent that such service was recognized under any analogous plan of the Company or its Subsidiaries in effect immediately prior to the Effective Time; provided that no such service credit shall be given for purposes of benefit accruals under any defined benefit pension plan or where such credit would result in a duplication of benefits.

      (e) Until June 30, 2007, Parent shall maintain in effect all benefit plans of the Company providing medical, dental, health, pharmaceutical, vision or other similar benefits for Company Employees. Thereafter, Company Employees shall be entitled to participate in the benefit plans offered by or on behalf of Parent, and in effect subsequent to June 30, 2007, providing medical, dental, health, pharmaceutical, vision or other similar benefits, which participation shall be on the same basis as other similarly tenured and positioned employees of Parent and its Subsidiaries from time to time.

      (f) No Company Employee shall have any third party beneficiary rights or rights to any specific levels of compensation or benefits as a result of the application of this Section 7.02.

     Section 7.03 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     Section 7.04 Voting of Shares. Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries, if any, in favor of adoption of this Agreement at the Company Stockholder Meeting.

ARTICLE 8

COVENANTS OF PARENT, MERGER SUB AND THE COMPANY

     The parties hereto agree that:

     Section 8.01 Reasonable Best Efforts.

      (a) Subject to the terms and conditions of this Agreement, the Company, Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the Surviving Corporation’s Subsidiaries or any of their respective Affiliates’ businesses, assets or properties.

      (b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten Business Days after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

      (c) In furtherance and not in limitation of the foregoing,

     (i) Each of Parent and Merger Sub shall use reasonable best efforts to arrange the Debt Financing on substantially the terms and conditions described in the Debt Commitment Letter, including using reasonable best efforts to (A) satisfy on a timely basis all terms, conditions, representations and warranties applicable to Parent or Merger Sub in the Debt Commitment Letter, (B) enter into definitive agreements with respect thereto as promptly as practicable but in any event at the Effective Time on terms and conditions no less certain than those contained in the Debt Commitment Letter and (C) obtain funds under the Debt Commitment Letter;

     (ii) Parent shall keep the Company reasonably informed with respect to all material activity concerning the status of the Debt Financing and shall give the Company prompt notice of any material adverse change with respect to the Debt Financing. Without limiting the foregoing, Parent shall notify the Company promptly, and in any event within three Business Days, if at any time prior to the date of Closing (A) the Debt Commitment Letter shall expire or be terminated for any reason or (B) any financing source that is a party to the Debt Commitment Letter notifies Parent or Merger Sub that such source no longer intends to provide financing to Parent or Merger Sub on the terms set forth therein. Without the prior written consent of the Company, neither Parent nor any of its Subsidiaries shall take any action or omit to take any action that could reasonably be expected to materially impair, delay or prevent Parent’s obtaining of the Debt Financing or any alternate financing arrangement. Parent shall not, without the prior written consent of the Company, amend or alter, or agree to amend or alter, the Debt Commitment Letter in a manner that would materially impair, delay or prevent the transactions contemplated by this Agreement;

     (iii) The Company shall use reasonable best efforts to provide Parent with such cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (A) participation in meetings, due diligence sessions and management presentation sessions and similar presentations, (B) assisting with the preparation of financial statements (including pro forma financial statements) and other information (financial or otherwise) for offering memoranda, private placement memoranda and similar documents and (C) reasonably facilitating the pledge of collateral.

Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation; and

     (iv) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent shall use reasonable best efforts to (A) arrange alternate financing (on terms and conditions no less favorable in any material respect than those contained in the Debt Commitment Letter) and, if obtained, shall provide the Company with a copy of the new financing commitments, (B) enter into definitive agreements with respect thereto as promptly as practicable but in any event prior to the Effective Time and (C) obtain funds under such commitment letter to the extent necessary to consummate the transactions contemplated by this Agreement. If Parent obtains a new financing commitment for at least the same amount of financing as contemplated by the Debt Commitment Letter as originally issued and on terms and conditions that are no less favorable in any material respect than those contained in the Debt Commitment Letter as originally issued, then the new commitment letter in respect of such financing shall be the “Debt Commitment Letter” for purposes of this Agreement.

     Section 8.02 Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

     Section 8.03 Public Announcements. Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation, if practicable.

     Section 8.04 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     Section 8.05 Notices of Certain Events. Each of the Company, on the one hand, and Parent or Merger Sub, on the other hand, shall promptly notify the other of:

      (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

      (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

      (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Articles 4 or 5, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement.

      (d) to the knowledge of the Company, Parent or Merger Sub, as the case may be, any inaccuracy of any representation or warranty of that party contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 9.02 or 9.03 not to be satisfied; and

      (e) to the knowledge of the Company, Parent or Merger Sub, as the case may be, any material failure of any party hereto to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 8.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

     Section 8.06 Confidentiality. Prior to the Effective Time and after any termination of this Agreement, each of Parent, Merger Sub and the Company shall hold, and shall use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by Applicable Law, all confidential documents and information concerning the other party furnished to it or its Affiliates in connection with the transactions contemplated by this Agreement, all in accordance with the terms of the Confidentiality Agreement.

ARTICLE 9

CONDITIONS TO THE MERGER

     Section 9.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

      (a) the Company Stockholder Approval shall have been obtained in accordance with Minnesota Law;

      (b) (i) no Applicable Law shall prohibit the consummation of the Merger and (ii) there shall not be instituted or pending any action or proceeding in which a Governmental Authority, that has jurisdiction over any jurisdiction material to the Company and its Subsidiaries, taken as a whole, is seeking to (A) make the Merger illegal or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, or (B) cause the transactions contemplated by this Agreement to be rescinded following the consummation thereof;

      (c) the waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act and under the foreign antitrust or competition laws, rules or regulations of any country where such filing is required shall have been terminated or shall have expired; and

      (d) all actions by or in respect of, or filings with, any Governmental Authority required to permit the consummation of the Merger shall have been taken, made or obtained, except for any actions or filings the absence of which would not reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially impair the ability of the parties to consummate the Merger.

     Section 9.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following further conditions: (a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (b) the representations and warranties of the Company contained in this Agreement (i) that are qualified by materiality or Company Material Adverse Effect shall be true and correct at and as of the Effective Time as if made at and as of such time (except to the extent expressly made at and as of another specific date, in which case at and as of such specific date), and (ii) that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time (except to the extent expressly made at and as of another specific date, in which case at and as of such specific date), (c) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect, (d) Parent or Merger Sub shall have received the proceeds from the Debt Financing, or alternative financing sufficient to consummate the Merger, (e) Holders of not more than 10% of the outstanding shares of Company Stock shall have exercised dissenters’ rights in accordance with Minnesota Law (excluding any holders who have exercised but have failed to properly perfect, or have otherwise lost, such rights prior to the Effective Time in accordance with Minnesota Law), (f) the Company shall have delivered to Parent certified copies of (i) the resolutions duly adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Merger and (ii) the resolutions duly adopted by the Company’s shareholders adopting this Agreement, (g) the Company shall have delivered to Parent a certificate of the Company to the effect that the Company is not a U.S. real property holding company substantially in the form attached hereto as Exhibit B hereto, and (h) no Company Material Adverse Effect shall have occurred and be continuing.

     Section 9.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions: (a) each of Parent and Merger Sub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time,

(b) the representations and warranties of each of Parent and Merger Sub contained in this Agreement (i) that are qualified by materiality or Parent Material Adverse Effect shall be true and correct at and as of the Effective Time as if made at and as of such time (except to the extent expressly made at and as of another specific date, in which case at and as of such specific date), and (ii) that are not qualified by materiality or Parent Material Adverse Effect shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time (except to the extent expressly made at and as of another specific date, in which case at and as of such specific date), (c) the Company shall have received a certificate signed by an executive officer of each of Parent and of Merger Sub to the foregoing effect and (d) no Parent Material Adverse Effect shall have occurred and be continuing.

ARTICLE 10

TERMINATION

     Section 10.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

      (a) by mutual written agreement of the Company and Parent;

      (b) by either the Company or Parent, if:

     (i) the Merger has not been consummated on or before March 31, 2007 (March 31, 2007 being herein referred to as the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

     (ii) consummation of the Merger would violate any nonappealable final order, decree or judgment (which the parties hereto shall have used their reasonable best efforts to resist, resolve or lift) of any Governmental Authority having competent jurisdiction; or

     (iii) the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting (including any adjournment or postponement thereof).

      (c) by Parent, if:

     (i) an Adverse Recommendation Change shall have occurred;

     (ii) the Company shall have entered into, or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to a Superior Proposal;

     (iii) at the time of such termination Parent is not in material breach of its obligations under this Agreement and (A) any representation or warranty made by the Company in this Agreement fails to continue to be true and correct or the Company fails to perform any covenant or agreement set forth in this Agreement, in each case, that would cause any condition set forth in either Section 9.02(a) or (b) not to be satisfied and (B) such condition is not reasonably capable of being satisfied by the End Date; provided that, for purposes hereof, in connection with any Acquisition Proposal of a type described in clause (D) of the definition of Acquisition Proposal (a “Clause D Proposal”), a breach of clause (i) or (ii) of Section 6.03(a) will only occur with respect to such Clause D Proposal to the extent that the activities described in such clause (i) or (ii) giving rise to such breach were initiated or conducted (i) by any member of the Company’s Board of Directors, by an executive officer of the Company or by any agent or advisor (including legal or financial advisors) of the Company or any of the other foregoing Persons, and (ii) with the intention of impeding, interfering with, preventing or delaying the Merger or diluting the benefits to Parent of the transactions contemplated hereby; or

     (iv) the Company shall have breached its obligations under Section 6.02 or 6.03; provided that, for purposes hereof, in connection with any Clause D Proposal, a breach of clause (i) or (ii) of Section 6.03(a) will only occur with respect to such Clause D Proposal to the extent that the activities described in such clause (i) or (ii) giving rise to such breach were initiated or conducted (i) by any member of the Company’s Board of Directors, by any executive officer of the Company or by any agent or advisor (including legal or financial advisors) of the Company or any of the other foregoing Persons, and (ii) with the intention of impeding, interfering with, preventing or delaying the Merger or diluting the benefits to Parent of the transactions contemplated hereby; or

      (d) by the Company, if:

     (i) the Company has, with the authorization of the Board of Directors of the Company, subject to complying with the terms of this Agreement (including Section 11.04), entered into a written agreement to effect a Superior Proposal; provided, that, in the case of any such termination by the Company, (A) prior to such termination, the Company shall have complied with its obligations under Section 6.03(c), and (B) Parent does not make, within three Business Days of receipt of the written notice to be delivered pursuant to Section 6.03(c), an irrevocable unconditional offer that is at least as favorable to the stockholders of the Company as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such three Business Day period; or

     (ii) at the time of such termination Company is not in material breach of its obligations under this Agreement and (A) any representation or warranty made by either Parent or Merger Sub in Article 5 of this Agreement fails to continue to be true and correct or each of Parent and Merger Sub fails to perform any covenant or agreement set forth in this Agreement, in each case, that would cause any condition set forth in either Section 9.03(a) or (b) not to be satisfied and (B) such condition is not reasonably capable of being satisfied by the End Date.

      (e) The party desiring to terminate the Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

     Section 10.02 Effect of Termination.

      (a) If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if a court of competent jurisdiction, pursuant to a trial and non-appealable judgment, determines that such termination resulted from (i) the willful failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) the willful failure of either party to perform a covenant hereof, such non-performing party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure;

      (b) The provisions of this Section 10.02 and Sections 8.06, 11.04, 11.06, 11.07 and 11.08 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

     Section 11.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

     if to Parent or Merger Sub, to:

ClientLogic Corporation
3102 West End Avenue, Suite 1000
Nashville, Tennessee 37203
Attention: Terrence Leve, Chief Legal Officer
Facsimile No.: 615-301-7252

     with a copy to:

Mayer, Brown, Rowe & Maw LLP
1675 Broadway
New York, New York 10019
Attention: Mark S. Wojciechowski
Facsimile No.: 212-262-1910

     if to the Company, to:

SITEL Corporation
7277 World Communications Driv
Omaha, Nebraska 68122
Attention: Teresa A. Beaufait, General Counsel
Facsimile No.: 402-963-2699

     with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
Attention: Peter R. Douglas
Facsimile No.: 212-450-4800

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

     Section 11.02 Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

     Section 11.03 Amendments and Waivers.

      (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Stockholder Approval and without the further approval of the stockholders of the Company, no such amendment or waiver shall reduce the amount or change the kind of consideration to be paid or received pursuant to Section 2.02, Section 2.03 or Sections 2.05 through 2.09.

      (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

     Section 11.04 Expenses.

      (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

      (b) If a Payment Event occurs, the Company shall (i) pay Parent (by wire transfer of immediately available funds), (x) in the case of any Payment Event resulting from the termination of this Agreement pursuant to Section 10.01(d), simultaneously with such termination and (y) in the case of any Payment Event resulting from termination of this Agreement for any other reason, within two Business Days following such Payment Event, a fee of 3.5% of the aggregate Merger Consideration (the “Termination Fee”), and (ii) reimburse Parent and Merger Sub for all Parent Expenses in an amount not to exceed $1,500,000.

      (c) In the event that this Agreement is terminated pursuant to Section 10.01(c)(iii), the Company shall reimburse Parent and Merger Sub for all Parent Expenses in an amount not to exceed $1,500,000; provided, that the Company shall not be required to reimburse any Parent Expenses in the event of a termination by Parent pursuant to Section 10.01(c)(iii) resulting from a breach of Section 6.05(b).

     “Payment Event” means the termination of this Agreement pursuant to:

     (i) Section 10.01(c)(i), Section 10.01 (c)(ii) or Section 10.01(d)(i);

     (ii) Section 10.01(b)(i) (unless, at the time of any event described in Section 10.01(b)(i), any of the conditions set forth in Section 9.03 have not been satisfied as of such date and would not be reasonably capable of being satisfied prior to the End Date), but only if (x) prior to the End Date an Acquisition Proposal shall have been made and be in effect at the time of such event, and (y) within 12 months following the date of such termination, the Company consummates an Alternative Transaction;

     (iii) Section 10.01(b)(iii) (unless, at the time of any event described in Section 10.01(b)(iii), any of the conditions set forth in Section 9.03 have not been satisfied as of such date and would not be reasonably capable of being satisfied prior to the End Date); provided that, in connection with a termination pursuant to Section 10.01(iii), the Termination Fee shall only be payable pursuant to Section 11.04(b) if (x) prior to the Company Stockholder Meeting an Acquisition Proposal shall have been made and be in effect at the time of such event giving rise to such termination and (y) within 12 months following the date of such termination, the Company consummates an Alternative Transaction; and

     (iv) Section 10.01(c)(iv); provided that, in connection with a termination pursuant to Section 10.01(c)(iv), the Termination Fee shall only be payable pursuant to Section 11.04(b) if within 12 months following the date of such termination the Company consummates an Alternative Transaction.

     “Alternative Transaction” means a transaction, pursuant to which (i) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by any Third Party, (ii) any Third Party, directly or indirectly, acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole, or (iii) any Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of Company Stock (or, in the case of any of clauses (i) through (iii), the Company or any of its Subsidiaries shall have entered into a definitive contract or agreement providing for such action).

     Section 11.05 Binding Effect; Benefit; Assignment.

      (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.01, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for Section 7.01, no other provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

      (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) on or after the Effective Time, to any Person (including lenders in connection with the Debt Financing for collateral security purposes); provided that no such transfer or assignment shall relieve Parent or Merger Sub from any of its obligations hereunder.

     Section 11.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

     Section 11.07 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of New York or any New York state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided for notices in Section 11.01 shall be deemed effective service of process on such party.

     Section 11.08 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder.

     Section 11.09 Entire Agreement. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement and (b) are not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder.

     Section 11.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 11.11 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of New York or any New York state court, in addition to any other remedy to which they are entitled at law or in equity.

     Section 11.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SITEL CORPORATION

By:	/s/ James F. Lynch

	Name:	James F. Lynch
	Title:	Chairman and Chief Executive Officer

STAGECOACH ACQUISITION CORPORATION

By:	/s/ David Garner

	Name:	David Garner
	Title:	President and Chief Executive Officer

CLIENTLOGIC CORPORATION

By:	/s/ David Garner

	Name:	David Garner
	Title:	Chief Executive Officer